Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 2-83963, No. 33-50606, No. 333-30331, No. 333-87077, No. 333-91440, No. 333-104714, No. 333-105567, No. 333-105568, No. 333-112421 and No. 333-121089 on Form S-8, Post Effective Amendment No. 1 to Registration Statement No. 2-84723 on Form S-8, Post Effective Amendment No. 1 to Registration Statement No. 333-105567 on Form S-8 and Registration Statements No. 333-12909, No. 333-853, No. 333-30355 and No. 333-113222 on Form S-3, of our reports dated March 8, 2005, relating to the financial statements and financial statement schedule of Schering-Plough Corporation and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Schering-Plough Corporation for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
March 8, 2005